Exhibit 13(a)(5)

Proxy Voting Policy

It is the policy of the Fund to delegate the responsibility for voting proxies relating to portfolio securities held by the Fund to the Fund’s investment adviser, Ares Capital Management II LLC ( “Adviser”) as a part of the Adviser’s general management of the Fund’s portfolio, subject to the continuing oversight of the Board. The Board hereby delegates such responsibility to the Adviser, and directs the Adviser to vote proxies relating to portfolio securities held by the Fund consistent with the duties and procedures set forth below. The Adviser may retain one or more vendors to review, monitor and recommend how to vote proxies in a manner consistent with the duties and procedures set forth below, to ensure that such proxies are voted on a timely basis and to provide reporting and/or record retention services in connection with proxy voting for the Fund.

The right to vote a proxy with respect to portfolio securities held by the Fund is an asset of the Fund. The Adviser, to which authority to vote on behalf of the Fund is delegated, acts as a fiduciary of the Fund and must vote proxies in a manner consistent with the best interest of the Fund and its shareholders. In discharging this fiduciary duty, the Adviser must maintain and adhere to its policies and procedures for addressing conflicts of interest and must vote proxies in a manner substantially consistent with its policies, procedures and guidelines, as presented to the Board.

The Fund shall file an annual report of each proxy voted with respect to portfolio securities of the Fund during the twelve-month period ended June 30 on Form N-PX not later than August 31 of each year.

Proxy Voting Procedures

The following are the procedures adopted by the Board for the administration of the policy:

Review of Adviser Proxy Voting Procedures. The Adviser shall present to the Board its policies, procedures and other guidelines for voting proxies at least annually, and must notify the Board promptly of material changes to such policies, procedures and guidelines.

Voting Record Reporting. The Adviser shall provide the voting record information necessary for the completion and filing of Form N-PX to the Fund at least annually. Such voting record information shall be in a form acceptable to the Fund and shall be provided at such time(s) as required for the timely filing of Form N-PX and at such additional time(s) as the Fund and the Adviser may agree to from time to time. With respect to those proxies that the Adviser has identified as involving a conflict of interest, the Adviser shall submit a separate report indicating the nature of the conflict of interest and how that conflict was resolved with respect to the voting of the proxy.

Record Retention. The Adviser shall maintain such records with respect to the voting of proxies as may be required by the Investment Advisers Act of 1940, as amended, and the rules promulgated thereunder or by the Investment Company Act of 1940, as amended, and the rules promulgated thereunder.

Conflicts of Interest. Any actual or potential conflicts of interest between the Fund’s principal underwriter or Adviser and the Fund’s shareholders arising from the proxy voting process will be addressed by the Adviser and the Adviser’s application of its proxy voting procedures pursuant to the delegation of proxy voting responsibilities to the Adviser. In the event that the Adviser notifies the officer(s) of the Fund that a conflict of interest cannot be resolved under the Adviser’s proxy voting procedures, such officer(s) are responsible for notifying the audit committee of the Board (the “Audit Committee”) of such irreconcilable conflict of interest and assisting the Audit Committee with any actions it determines are necessary.

Disclosures.

The Fund shall include in its registration statement:

o	A description of this policy and of the policies and procedures used by the Adviser to determine how to vote proxies relating to portfolio securities; and
o	A statement disclosing that information regarding how the Fund voted proxies relating to portfolio securities during the most recent 12-month period ended June 30 is available without charge, upon request, by calling the Fund’s toll-free telephone number, or through a specified Internet address, or both, and on the Securities and Exchange Commission’s (the “SEC”) website.

The Fund shall include in its annual and semi-annual reports to shareholders:

o	A statement disclosing that a description of the policies and procedures used by or on behalf of the Fund to determine how to vote proxies relating to portfolio securities of the Fund is available without charge, upon request, by calling the Fund’s toll-free telephone number, through a specified Internet address, if applicable, and on the SEC’s website; and
o	A statement disclosing that information regarding how the Fund voted proxies relating to portfolio securities during the most recent 12-month period ended June 30 is available without charge, upon request, by calling the Adviser’s toll-free telephone number, or through a specified Internet address, or both, and on the SEC’s website at www.sec.gov.

The Board shall review and amend these Procedures as it deems necessary and advisable.